Exhibit 10.1

AMENDED AND RESTATED INDEMNIFICATION AGREEMENT

THIS AMENDED AND RESTATED INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of the [•] day of [•], 2014, by and between Realty Income Corporation, a Maryland corporation (the “Company”), and _____________________, an individual (“Indemnitee”).

WHEREAS, highly competent persons have become increasingly reluctant to serve publicly-held corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against the inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, such corporations; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that the increased difficulty in attracting and retaining highly competent persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such individuals that there will be increased certainty of protection against the inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, the Company; and

WHEREAS, the Amended and Restated Bylaws of the Company, as amended and supplemented (the “Bylaws”), require indemnification of the officers and directors of the Company.  Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Maryland General Corporation Law (the “MGCL”).  The Bylaws and the MGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and directors, officers and other persons with respect to indemnification; and

WHEREAS, at the request of the Company, Indemnitee currently serves as [a director] [and] [an officer] of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of [his][her] service; and

WHEREAS, as an inducement to Indemnitee to serve or continue to serve as [a director] [and] [an officer], the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law, including pursuant to that certain Indemnification Agreement, dated as of [May 3, 2011], by and between the Company and Indemnitee (the “Prior Agreement”); and

WHEREAS, the parties, by this Agreement, desire to amend and restate the Prior Agreement and set forth their agreement regarding indemnification and advance of expenses; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and any resolutions adopted pursuant thereto, and this Agreement shall not be deemed a substitute therefor, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.  Definitions.  For purposes of this Agreement:

(a)        The terms “Beneficial Owner” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act, as in effect on the date hereof.

(b)        A “Change in Control” will be deemed to occur upon the earliest to occur after the Effective Date of any of the following events:

(i)         Acquisition of Stock by Third Party.  Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, unless the change in the relative Beneficial Ownership of the Company’s securities by such Person (A) results solely from a reduction in the aggregate number of outstanding securities entitled to vote generally in the election of directors, or (B) was approved in advance by the Continuing Directors and would not constitute a Change in Control under part (iii) of this definition.

(ii)        Change in Board of Directors.  Individuals who, as of the Effective Date, constitute the Board of Directors, and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the Effective Date or whose nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board of Directors;

(iii)       Corporate Transactions.  The effective date of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination (A) all or substantially all of the persons who were the Beneficial Owners of securities entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any company resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such company except to the extent that such ownership existed prior to such Business Combination, and (C) at least a majority of the board of directors of the company resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

(iv)       Liquidation.  The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets (or, if such approval is not required, the decision by the Board of Directors to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions).

(v)        Other Events.  Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(c)        “Corporate Status” means the status of a person as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company.  As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Company, service by Indemnitee shall be deemed to be at the request of the Company (i) if Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (A) of which a majority of the voting power or equity interest is owned, directly or indirectly, by the Company or (B) the management of which is controlled, directly or indirectly, by the Company, or (ii) if, as a result of or in connection with Indemnitee’s service to the Company or any of its affiliated entities, Indemnitee is or was subject to duties by, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as a deemed fiduciary thereof.

(d)       “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee.

(e)        “Effective Date” means the date set forth in the first paragraph of this Agreement.

(f)        “Expenses” includes any and all direct or indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, facsimile transmission charges, secretarial services, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and all other disbursements, obligations or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement of, or otherwise participating in, a Proceeding.  “Expenses” also include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the principal, premium for, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.  “Expenses” shall not, however, include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)        “Independent Counsel” means a law firm, or a member of a law firm, with significant experience in matters of corporation law and which is not, and in the past five years has not been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder.  Notwithstanding the foregoing, “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(h)        A “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control, (ii) any person or the Company publicly announces an intention to take or consider taking actions which, if consummated, would constitute a Change in Control or (iii) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(i)         “Proceeding” includes any actual, threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee or if it would have been covered by the Prior Agreement.  If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

Section 2.  Services by Indemnitee.  Indemnitee will [serve] [continue to serve] as [a director] [and] [an officer] of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders Indemnitee’s resignation or is no longer serving in such capacity.  However, this Agreement shall not impose any independent obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company.  This Agreement shall not be deemed an employment contract between the Company (or any other entity) and Indemnitee.

Section 3.  General.  The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the Effective Date.  The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other Sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the MGCL.

Section 4.  Standard for Indemnification.  If, by reason of Indemnitee’s Corporate Status, Indemnitee was, is, or is threatened to be, made a party to or a participant (as a witness or otherwise) in any Proceeding, the Company shall indemnify Indemnitee against all losses, liabilities, judgments, penalties, fines, taxes and interest and amounts paid in settlement (collectively, “Liabilities”) and all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of such Liabilities and Expenses) unless it is established by clear and convincing evidence that (a) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that [his][her] conduct was unlawful.

Section 5.  Certain Limits on Indemnification.  Notwithstanding any other provision of this Agreement (other than Section 6 of this Agreement), Indemnitee shall not be entitled to:

(a)        indemnification hereunder if the Proceeding was one by or in the right of the Company and Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable to the Company, unless and only to the extent that any court in which such Proceeding was brought or the Circuit Court for Baltimore City (Maryland) shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, Indemnitee is entitled to indemnification;

(b)        indemnification hereunder if Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in Indemnitee’s Corporate Status;

(c)        indemnification or advance of Expenses hereunder if the Proceeding was brought by Indemnitee (provided that any counterclaim or cross-claim brought by Indemnitee with respect to a Proceeding shall not be considered to be a Proceeding “brought by Indemnitee” for purposes of this Section 5(c)), unless (i) the Proceeding was brought to enforce indemnification or advance of Expenses under this Agreement, and then only to the extent in accordance with and as authorized by Section 12 of this Agreement, or (ii) the Company’s charter or Bylaws, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or an agreement approved by the Board of Directors to which the Company is a party, expressly provide otherwise;

(d)       indemnification or advance of Expenses hereunder with respect to any claim made against Indemnitee for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually paid under any insurance policy or other indemnity provision; provided, however, that, notwithstanding this Section 5(d), the Company shall be obligated to indemnify and advance Expenses under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any person or entity other than the Company;

(e)        indemnification or advance of Expenses hereunder with respect to any claim made against Indemnitee for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required, in each case, under the Exchange Act (including any such reimbursement that arises from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(f)        indemnification hereunder with respect to any claim made against Indemnitee for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law.

Section 6.  Court-Ordered Indemnification.  Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Company in the following circumstances:

(a)        if such court determines that Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b)        if such court determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper; provided, however, that indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses.

Section 7.  Indemnification for Expenses and Liabilities of an Indemnitee Who is Wholly or Partially Successful.  Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee was or is, by reason of [his][her] Corporate Status, made a party to or a participant (as a witness or otherwise) in, any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, Indemnitee shall be indemnified for all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis.  For purposes of this Section 7 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, on substantive or procedural grounds, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8.  Advance of Expenses for Indemnitee.  If, by reason of Indemnitee’s Corporate Status, Indemnitee is, is threatened to be, or may be, made a party to or a participant (as a witness or otherwise) in any Proceeding, the Company shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder, advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with such Proceeding within ten days after the receipt by the Company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and may be in the form of, in the reasonable discretion of Indemnitee (but without duplication) (a) payment of such Expenses directly to third parties on behalf of Indemnitee, (b) advancement to Indemnitee of funds in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met.  Indemnitee hereby undertakes, and the execution and delivery by Indemnitee of this Agreement shall constitute the requisite undertaking by Indemnitee, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established by clear and convincing evidence that the standard of conduct has not been met by Indemnitee and which have not been successfully resolved as described in Section 7 of this Agreement and Indemnitee shall not be required to execute or deliver any other undertaking as a condition to receiving advance of Expenses pursuant to this Section 8.  To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis.  The undertaking referred to in this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and is hereby accepted without reference to Indemnitee’s financial ability, at any time, to repay such advanced Expenses and without any requirement to post security therefor.  Expenses advanced pursuant to this Section 8 are intended to and shall be an obligation of the Company to Indemnitee, shall in no event be deemed to be a personal loan to Indemnitee and shall be interest free.  Indemnitee’s right to advancement of Expenses pursuant to this Section 8 shall in all events continue until final disposition of any Proceeding, including any appeal therefrom.

Section 9.  Indemnification and Advance of Expenses as a Witness or Other Participant.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of Indemnitee’s Corporate Status, made a witness (or is forced or asked to respond to discovery requests) or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, Indemnitee shall be advanced all reasonable Expenses and indemnified against all

Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within ten days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee.

Section 10.  Procedure for Determination of Entitlement to Indemnification.  (a)  To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification (the “Supporting Documentation”).  Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion.  The officer of the Company receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)        Upon written request by Indemnitee for indemnification pursuant to Section 10(a) of this Agreement, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case (i) if requested by Indemnitee, by Independent Counsel, or (ii) if no request is made by Indemnitee for a determination by Independent Counsel, (A) if a Change in Control shall have occurred, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, which Independent Counsel shall be selected by Indemnitee and approved by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld, or (B) if a Change in Control shall not have occurred, (1) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Directors consisting solely of one or more Disinterested Directors, (2) if Independent Counsel has been selected by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by Indemnitee, which approval shall not be unreasonably withheld, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee or (3) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination.  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 10(b).  Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c)        The Company shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed, and shall fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or such Independent Counsel’s engagement pursuant hereto.

(d)       If the Company disputes a portion of the amounts for which indemnification is requested, the undisputed portion shall be paid and only the disputed portion withheld pending resolution of any such dispute.

Section 11.  Presumptions and Effect of Certain Proceedings.  (a)  In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by applicable law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by applicable law, have the burden of proof to overcome that presumption in connection with the making by any person or persons or entity of any determination contrary to that presumption.  Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any judicial proceeding or arbitration pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to such judicial proceeding or arbitration or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)        If the person or persons or entity empowered or selected under Section 10 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor and the Supporting Documentation, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, (i) absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) unless such indemnification is prohibited by law.

(c)        The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet the requisite standard of conduct required under applicable law for indemnification.

(d)       The knowledge and/or actions, or failure to act, of any other director, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

(e)        For purposes of any determination of whether any act or omission of Indemnitee met the requisite standard of conduct described herein for indemnification, each act of Indemnitee shall be deemed to have met such standard if Indemnitee’s action is based on the records or books of accounts of the Company or any domestic or foreign corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, as the case may be, including financial statements, or on information supplied to Indemnitee by the officers of the Company or persons performing similar functions for such domestic or foreign corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, as the case may be, in the course of their duties, or on the advice of legal counsel for the Company or such domestic or foreign corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, as the case may be, or on information or records given or reports made to the Company or such foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, as the case may be, by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or such foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, as the case may be.  The provisions of this Section 11(e) shall not be deemed to be exclusive or to limit in any way the other circumstances which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement or under applicable law.

Section 12.  Remedies of Indemnitee.  (a)  If (i) a determination is made pursuant to Section 10(b) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 or Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(b) of this Agreement within 60 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 or Section 9 of this Agreement within ten days after receipt by the Company of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 26 of this Agreement, (vi) payment of indemnification pursuant to any other Section of this Agreement or the charter or Bylaws of the Company is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, or (vii) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, in any case, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advance of Expenses.  Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce [his][her] rights under Section 7 of this Agreement.  Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration.  The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)        Upon the occurrence or non-occurrence of any of the events set forth in Section 12(a) of this Agreement, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of such occurrence or non-occurrence.  In any judicial proceeding or arbitration commenced pursuant to this Section 12, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be, and the Company shall not refer to or introduce into evidence any determination pursuant to Section 10(b) of this Agreement adverse to Indemnitee for any purpose.  If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification or advance or Expenses (as to which all rights of appeal have been exhausted or lapsed).  The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(c)        If a determination shall have been made pursuant to Section 10(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, unless (i) Indemnitee misrepresented a material fact, or failed to state a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or Supporting Documentation, or (ii) such indemnification is prohibited by applicable law.

(d)       In the event that Indemnitee is successful in seeking, pursuant to this Section 12, a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses and Liabilities actually and reasonably incurred by [him][her] in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(e)        Interest shall be paid by the Company to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay for the period (i) commencing with either the tenth day after the date on which the Company was requested to advance Expenses in accordance with Section 8 or Section 9 of this Agreement or the 60th day after the date on which the Company was requested to make the determination of entitlement to indemnification under Section 10(b) of this Agreement, as applicable, and (ii) ending on the date such payment is made to Indemnitee by the Company.

Section 13.  Defense of the Underlying Proceeding.  (a)  Indemnitee shall notify the Company promptly in writing upon being served with or receiving any summons, citation, subpoena, complaint, indictment, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding.  The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)        Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) of this Agreement, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 13(a) of this Agreement.  The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise of a claim against Indemnitee which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee or (iii) would impose any Expense, Liability or limitation on Indemnitee.  This Section 13(b) shall not apply to a Proceeding brought by Indemnitee under Section 12 of this Agreement.

(c)        Notwithstanding the provisions of Section 13(b) of this Agreement, if, in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, at the expense of the Company.  In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, at the expense of the Company (subject to Section 12(d) of this Agreement), to represent Indemnitee in connection with any such matter.

Section 14.  Non-Exclusivity; Survival of Rights; Subrogation.  (a)  The rights of indemnification and advance of Expenses as provided by this Agreement (i) shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise, and (ii) shall be enforced and this Agreement shall be interpreted independently of and without reference to or limitation or constraint (whether procedural, substantive or otherwise) by any other such rights to which Indemnitee may at any time be entitled.  Indemnitee’s rights under this Agreement are present contractual rights that fully vest upon Indemnitee’s first service as a director or an officer of the Company. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in [his][her] Corporate Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  To the extent that a change in the MGCL (or other applicable law), whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the charter or Bylaws of the Company or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.  The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b)        The MGCL and the charter and Bylaws of the Company permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against [him][her] or incurred by or on behalf of [him][her] or in such capacity as a director, officer, employee or agent of the Company, or arising out of [his][her] status as such, whether or not the Company would have the power to indemnify [him][her] against such liability under the provisions of this Agreement or under the MGCL, as it may then be in effect. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

(c)        In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 15.  Insurance.  The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee by reason of [his][her] Corporate Status and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee by reason of [his][her] Corporate Status.  Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all Liabilities and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence.  The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies.  If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all reasonably necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, Proceeding or other claim in accordance with the terms of such policy.  In the event of a Change in Control, the Company shall maintain in force any and all insurance policies then maintained by the Company in providing insurance (including directors’ and officers’ liability, fiduciary, employment practices or otherwise) in respect of Indemnitee, for a period of six years thereafter (a “Tail Policy”).  Such coverage shall be non-cancellable and shall be placed by the incumbent insurance broker with the incumbent insurance carriers using the policies that were in place at the time of the Change in Control (unless the incumbent carriers will not offer such policies, in which case the Tail Policy shall be substantially comparable in scope and amount as the expiring policies, and the insurance carriers for the Tail Policy shall have an AM Best rating that is the same or better than the AM Best ratings of the expiring policies).

Section 16.  Coordination of Payments.  The Company’s obligation to indemnify and advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.  Notwithstanding any other provision of this Agreement to the contrary, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any person or entity other than the Company.

Section 17.  Reports to Stockholders.  To the extent required by the MGCL, the Company shall report in writing to its stockholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of stockholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 18.  Duration of Agreement; Binding Effect.  (a)  This Agreement, and all obligations of the Company contained herein, shall continue until and terminate on the later of (i) the date that Indemnitee shall have ceased to serve as a director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving in such capacity at the request of the Company and (ii) the date that Indemnitee may no longer be subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement) by reason of Indemnitee’s Corporate Status, whether or note Indemnitee is acting in such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

(b)        The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)        The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to (i) assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place and (ii) agree to indemnify Indemnitee to the maximum extent provided by the laws of the jurisdiction of organization of such successor, to the extent that such laws would provide indemnification rights that are, in any respect, greater, or more beneficial to Indemnitee, than the rights to indemnification provided pursuant to this Agreement.

(d)       The Company and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm.  Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled.  Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith.  The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

(e)        Without limiting any of the rights of Indemnitee under the Charter or the Bylaws of the Company, and except as provided in Section 14(a) of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

Section 19.  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto, and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 20.  Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 21.  Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 22.  Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 23.  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)        If to Indemnitee, to the address set forth on the signature page hereto.

(b)        If to the Company, to:

Realty Income Corporation
600 La Terraza Blvd.
Escondido, CA  92025
Attn:  Executive Vice President, General Counsel

or to such other address as may have been furnished in writing to Indemnitee by the Company or to the Company by Indemnitee, as the case may be, in accordance with this Section 24.

Section 24.  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 25.  Contribution.  If the indemnification provided in this Agreement is unavailable, in whole or in part, and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 of this Agreement or due to the provisions of Section 5 of this Agreement, then, with respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu of indemnifying Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses or Liabilities, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

Section 26.  Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that, if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

Section 27.  Additional Acts.  If, for the validation of any of the provisions in this Agreement, any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

REALTY INCOME CORPORATION

By:
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President,
General Counsel and Secretary

INDEMNITEE:

Name:

Address:

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